Exhibit 4.1

Execution Copy

FIRST AMENDMENT TO TAX BENEFIT PRESERVATION PLAN

This FIRST AMENDMENT, dated as of December 18, 2009 (this "Amendment"), to the Tax Benefit Preservation Plan, dated as of September 24, 2009 (the "Plan"), between Interstate Hotels & Resorts, Inc., a Delaware corporation (the "Company"), and Computershare Trust Company, N.A., as rights agent (the "Rights Agent").

RECITALS

WHEREAS, Hotel Acquisition Company, LLC, a Delaware limited liability company ("Parent"), HAC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary"), HAC Merger Partnership, L.P., a Delaware limited partnership and a wholly-owned subsidiary of Merger Subsidiary ("Merger Partnership"), the Company and Interstate Operating Company, L.P., a Delaware limited partnership (the "Operating Partnership") contemplate entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which it is proposed that, among other things, (i) upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the Delaware General Corporation Law, as amended, Merger Subsidiary will merge with and into the Company (the "Company Merger"), (ii) each share of common stock, par value $0.01 per share, of the Company (the "Common Stock") issued and outstanding immediately prior to the Company Merger Effective Time (as defined in the Merger Agreement) will be converted into the right to receive an amount in cash, without interest, equal to $2.25 per share (the "Common Share Merger Consideration") and (iii), in connection with (ii), all shares of Common Stock that have been converted pursuant to the Merger Agreement will be canceled automatically and cease to exist, and the holders of Certificates (as defined in the Merger Agreement) which immediately prior to the Company Merger Effective Time represented those shares will cease to have any rights with respect to those shares of Common Stock, other than the right to receive the Common Share Merger Consideration for each share of Common Stock formerly represented by such Certificates upon surrender thereof in accordance with the Merger Agreement.

WHEREAS, pursuant to Section 27 of the Plan, for so long as the Rights are redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Plan in any respect without the approval of any holders of the Rights.

WHEREAS, the Company desires to amend the Plan to render the Rights inapplicable to the Merger Agreement, the Company Merger and the other transactions specifically contemplated by the Merger Agreement.

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Plan as set forth below and has approved this Amendment and authorized its appropriate officers to execute and deliver the same to the Rights Agent.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.     Capitalized Terms. All capitalized, undefined terms used in this Amendment shall have the meanings assigned thereto in the Plan.

2.	Amendments.

a.         The definition of "Acquiring Person" set forth in Section 1(a) of the Plan is hereby amended by adding the following sentences to the end of such Section 1(a):

"Notwithstanding anything in this Agreement to the contrary, none of Hotel Acquisition Company, LLC, a Delaware limited liability company ("Parent"), HAC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary"), HAC Merger Partnership, L.P., a Delaware limited partnership and a wholly-owned subsidiary of Merger Subsidiary ("Merger Partnership"), or any of their respective Affiliates or Associates shall be deemed to be an Acquiring Person, either individually or collectively, by virtue of or as a result of (i) the approval, execution or delivery of the Agreement and Plan of Merger (as the same may be amended from time to time, the "Merger Agreement"), dated as of December 18, 2009, among the Company, the Operating Partnership, Parent, Merger Subsidiary and Merger Partnership or the approval, execution and/or delivery of any amendment thereto, (ii) the consummation of the merger of Merger Subsidiary with and into the Company on the terms, and subject to the conditions set forth in, the Merger Agreement (such merger is referred to in this Agreement as the "Company Merger"), (iii) the conversion of each share of Common Stock issued and outstanding immediately prior to the Company Merger Effective Time (as defined in the Merger Agreement) into the right to receive an amount in cash, without interest, equal to $2.25 per share, in connection with which all shares of Common Stock that have been converted pursuant to the Merger Agreement, including the associated Rights, will be canceled automatically and cease to exist and the holders of Certificates (as defined in the Merger Agreement) which immediately prior to the Company Merger Effective Time represented those shares will cease to have any rights with respect to those shares, other than the right to receive the Common Share Merger Consideration for each share of Common Stock formerly represented by such Certificates upon surrender thereof in accordance with the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement (such conversion and cancellation is referred to in this Agreement as the

"Common Stock Conversion"), (iv) the consummation of any other transactions contemplated by the Merger Agreement, or (v) the announcement of any of the Merger Agreement, the Common Stock Conversion, the Company Merger or any other transactions contemplated by the Merger Agreement. However, (i) if the Merger Agreement is terminated prior to the Company Merger Effective Time (as defined in the Merger Agreement), then the immediately preceding sentence shall be of no further force and effect and (ii) unless approved by the Company's Board of Directors, the immediately preceding sentence shall not apply to any purchases of shares of Common Stock prior to the Company Merger Effective Time by Parent, Merger Subsidiary, Merger Partnership or any of their respective Affiliates or Associates other than pursuant to the Merger Agreement."

b.         The definition of "Stock Acquisition Date" set forth in Section 1(mm) of the Plan is hereby amended by adding the following sentence to the end of such Section 1(mm):

"Notwithstanding anything in this Agreement to the contrary, no Stock Acquisition Date shall occur or be deemed to have occurred by virtue of or as a result of (i) the approval, execution or delivery of the Merger Agreement, or the approval, execution or delivery of any amendment thereto, (ii) the consummation of the Company Merger, (iii) the consummation of the Common Stock Conversion, (iv) the consummation of any other transactions contemplated by the Merger Agreement, or (v) the announcement of any of the Merger Agreement, the Merger, the Common Stock Conversion, or any other transactions contemplated by the Merger Agreement."

c.         Section 3(a) of the Plan is hereby amended by adding the following language to the end of the first sentence of Section 3(a):

"; notwithstanding anything in this Agreement to the contrary, no Distribution Date shall occur or be deemed to have occurred by virtue of or as a result of (i) the approval, execution or delivery of the Merger Agreement, or the approval, execution or delivery of any amendment thereto, (ii) the consummation of the Company Merger, (iii) the consummation of the Common Stock Conversion, (iv) the consummation of any other transactions contemplated by the Merger Agreement, or (v) the announcement of any of the Merger Agreement, the Merger, the Common Stock Conversion, or any other transactions contemplated by the Merger Agreement."

d.         Section 7(a) of the Plan is hereby amended by adding the following sentence at the end thereof:

"Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 7(a) shall not apply by virtue of or as a result of (i) the approval, execution or delivery of the Merger Agreement, or the approval, execution or delivery of any amendment thereto, (ii) the consummation of the Company Merger, (iii) the consummation of the Common Stock Conversion, (iv) the consummation of any other transactions contemplated by the Merger Agreement, or (v) the announcement of any of the Merger Agreement, the Merger, the Common Stock Conversion, or any other transactions contemplated by the Merger Agreement."

e.         Section 11 of the Plan is hereby amended by adding the following provision at the end of such section as a new subsection 11(o):

"(o) Exceptions. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 11 shall not apply, and no adjustments shall be made pursuant to this Section 11, by virtue of or as a result of (i) the approval, execution or delivery of the Merger Agreement, or the approval, execution or delivery of any amendment thereto, (ii) the consummation of the Company Merger, (iii) the consummation of the Common Stock Conversion, (iv) the consummation of any other transactions contemplated by the Merger Agreement, or (v) the announcement of any of the Merger Agreement, the Merger, the Common Stock Conversion, or any other transactions contemplated by the Merger Agreement."

f.         Section 25 of the Plan is hereby amended by adding the following provision at the end of such section as a new subsection (d):

"(d) Exceptions. Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to give any notice contemplated by this Section 25 by virtue of or as a result of (i) the approval, execution or delivery of the Merger Agreement, or the approval, execution or delivery of any amendment thereto, (ii) the consummation of the Company Merger, (iii) the consummation of the Common Stock Conversion, (iv) the consummation of any other transactions contemplated by the Merger Agreement, or (v) the announcement of any of the Merger Agreement, the Merger, the Common Stock Conversion, or any other transactions contemplated by the Merger Agreement."

g.         Section 29 of the Plan is hereby amended by adding the following sentence at the end thereof:

"Further, nothing in this Agreement shall be construed to give any holder of Rights or any other person, firm, corporation, partnership or other entity any legal or equitable rights, remedies or claims under this Agreement by virtue of or as a result of (i) the approval, execution or delivery of the Merger Agreement, or the approval, execution or delivery of any amendment thereto, (ii) the consummation of the Company Merger, (iii) the consummation of the Common Stock Conversion, (iv) the consummation of any other transactions contemplated by the Merger Agreement, or (v) the announcement of any of the Merger Agreement, the Merger, the Common Stock Conversion, or any other transactions contemplated by the Merger Agreement."

3.         Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

4.         Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature

5.         Authority. Each party represents that such party has full power and authority to enter into this Amendment and that this Amendment constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

6.         Successors and Assigns. All of the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns.

7.         Benefits of this Amendment. Nothing in this Amendment shall be construed to give to any person, firm, corporation, partnership or other entity other than the Company, Parent, Merger Subsidiary, Merger Partnership, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, Common Stock) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, Parent, Merger Subsidiary, and Merger Partnership the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, Common Stock).

8.         Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9.         Effectiveness. This Amendment shall be effective as of the date first written above and shall be deemed effective prior to, and shall be subject to, the execution and delivery of the Merger Agreement; provided, however, that this Amendment shall be null and void, automatically terminate and be of no further force or effect on the date on which the Merger Agreement is terminated in accordance with its terms. In the event this Amendment is deemed null and void due to the termination of the Merger Agreement, the Company shall provide the Rights Agent with notice of such termination promptly thereafter. Except as and to the extent expressly modified by this Amendment, the Plan and the exhibits thereto, shall remain in full force and effect in all respects. In the event of a conflict or inconsistency between this Amendment and the Plan and the exhibits thereto, the provisions of this Amendment shall govern.

10.       Certification. The Company hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Plan.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

INTERSTATE HOTELS & RESORTS, INC.
By:	/s/ Christopher L. Bennett
	Name:	Christopher L. Bennett
	Title:	Executive Vice President and General Counsel

COMPUTERSHARE TRUST COMPANY, N.A.
By:	/s/ Dennis V. Moccia
	Name:	Dennis V. Moccia
	Title:	Manager, Contract Adminstration

Signature Page to First Amendment to the Plan